PRESIDIO MANAGEMENT GROUP VI, L.L.C.

LIMITED POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned Presidio Management Group VI, L.L.C. ("the Company") hereby constitutes and appoints Michael P. Maher its true and lawful attorney-in-fact (the "Attorney-in-Fact") to act for and on behalf of the Company in its capacity as the General Partner of U.S. Venture Partners VI, L.P., USVP VI Affiliates Fund, L.P., USVP Entrepreneur Partners VI, L.P., and 2180 Associates Fund VI, L.P. (the ?Partnerships) for the following purposes:

      1. To execute shareholder written consents, proxies, ballots and related documents on behalf of the Company as the general partner of the Partnership, and on behalf of the Company with respect to any corporation in which the Company and/or the Partnership is a shareholder (each referred to herein as a "Corporation"), or to represent any of the Company or the Partnership at a meeting of shareholders of any Corporation and to vote the securities of the Corporation held by the Company or the Partnership at such meeting;

      2. To execute contracts and agreements, including but not limited to, bank accounts, brokerage accounts, stock powers, stock purchase agreements, and stock sales agreements or such other documents as may be requested in order to effect either the purchase or sale of securities on behalf of any of the Company or the Partnership, provided that the managing members of the Company have approved such contracts and agreements in compliance with the operating agreement of the Company, (the "Operating Agreement"); and

      3. To take such other actions on behalf of any of the Company or the Partnership as may be necessary to effect acquired securities or corporate filings or other similar actions in the ordinary course of business of any of the Company and/or the Partnership.    The Company acknowledges that the Attorney-in-Fact, in serving in such capacity at the request of the Company, is not hereby assuming any of the Company?s responsibilities to comply with state or federal securities laws.

      The Company hereby grants to such Attorney-In-Fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Company might or could do excluding the power of substitution or revocation, and every act and thing that such Attorney-in-Fact, shall lawfully do or cause to be done in exercising the rights and powers herein granted is hereby ratified and confirmed.

       This Power of Attorney shall become effective on February 1st, 2004 and  is granted for a period of ten (10) years or for so long as the Attorney-in-Fact is an employee of Presidio Management Group, Inc., a California Corporation, whichever period is shorter.

By:   PRESIDIO MANAGEMENT GROUP VI, L.L.C.

      COMPENSATION COMMITTEE MEMBERS:

 /s      /s

      _____________________________   _____________________________

      Irwin Federman      Steven M. Krausz

 /s      /s

      _____________________________   _____________________________

      Stuart G. Phillips     Philip M. Young